EXHIBIT 99.1

SOUTHFIRST BANCSHARES, INC. ANNOUNCES ADDITIONAL STOCK REPURCHASE PROGRAM

      SYLACAUGA, ALABAMA. – January 24, 2003 – SouthFirst Bancshares, Inc. (the “Company”), the holding company for First Federal of the South, announced that the Board of Directors of the Company approved a stock repurchase program authorizing the Company to repurchase up to 77,000 shares, or approximately ten percent (10%), of its outstanding common stock. The repurchases will be made from time to time, in the open market or through negotiated transactions, at the discretion of the management of the Company. The timing of the repurchases will depend on market conditions and corporate requirements. The Company intends to hold the repurchased shares of common stock as treasury shares.

      Joe K. McArthur, Chief Executive Officer of the Company, stated that, “Under our most recent stock repurchase program, which was commenced in January, 2002, and which concluded earlier this month, the Company repurchased 81,700 shares of its Common Stock, at the average purchase price of approximately $11.98 per share.” He further stated that, “The Board of Directors believes that this additional repurchase program continues to represent an attractive opportunity for the Company to increase value for, both, the Company and our shareholders and, also, to offer an additional source of liquidity for our shareholders.”

      Mr. McArthur also commented that, “As with each of our previous stock repurchase programs, we believe that purchasing stock in our Company represents an investment that will enhance shareholder value through increased earnings per share, over the long-term. SouthFirst Bancshares, Inc. and its Board of Directors, as evidenced by this stock repurchase program, have great confidence in the Company’s fundamentals and its future prospects.”

For further information contact Sandra Stephens, Chief Operating Officer, at (256) 245-4365.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company’s financial performance and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.